EXHIBIT 99.1

                           FARMERS & MERCHANTS BANCORP
                      REPORTS RECORD FIRST QUARTER EARNINGS

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the first quarter ending March 31, 2006. The results represented THE 33RD CONSECUTIVE
QUARTER that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported net income of $4,937,000 for the quarter ending March 31, 2006. Earnings per share of common stock outstanding for the first quarter were $6.00, up 12.6% from the first quarter of the prior year. In addition, loans outstanding grew 11.8%, total core deposits, excluding public deposits, increased 8.0%, and total average assets were $1,329,923,000 up 9.4% over the first quarter of 2005. Return on average assets for the quarter was 1.48%, and return on average equity was 15.82%, an improvement of 78 basis points over the first quarter of the prior year. The Company's loan quality has remained extremely high with non-performing assets as of March 31, 2006 totaling only 0.04% of loans. In addition, the Company's loan loss reserve is 1.9% of loans.

Steinwert stated, "The Board of Directors and Senior Management are pleased with the Company's continuing earnings growth. Our performance remains on target with the Company's 5-year plan, and we continue to express our support for, and confidence in, the communities we serve by expanding the Bank's branch network. Our new branch on March Lane in Stockton will be opening this summer, followed by new branches in Lodi and Turlock."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.